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                                                                  Exhibit (g)(3)


                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY


PATTY LISA,
                          PLAINTIFF,                Civil Action No.16821 NC

                         -against-

BRYLANE INC., PETER J. CANZONE, SERGE
WEINBERG, JUDITH E. CAMPBELL, WILLIAM C.
JOHNSON, HARTMUT KRAMER, JOHANNES LONING,
ANTOINE METZGER, RICHARD SIMONIN, PETER M.
STARRETT and PINAULT-PRINTEMPS-
REDOUTE, S.A.,

                          DEFENDANTS.


                      SHAREHOLDER'S CLASS ACTION COMPLAINT


                  Plaintiff, by her attorneys, alleges upon personal knowledge with respect to paragraph 2, and upon information and belief as to all other allegations herein, as follows:

                              NATURE OF THE ACTION


         1. This is a class action on behalf of the public stockholders of Brylane Inc. ("Brylane" or the "Company") for injunctive or other appropriate relief in connection with the proposed acquisition of the publicly owned shares of Brylane's common stock by its controlling shareholder, defendant Pinault-Printemps-Redoute, S.A. ("PPR").

                                  THE PARTIES

         2. Plaintiff has been the owner of shares of the common stock of the Company since prior to the transaction herein complained of and continuously to date.
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         3. Brylane is a corporation duly organized and existing under the laws of the State of Delaware. It is the nation's leading specialty catalog retailer of value priced apparel.

         4. Defendant PPR is a corporation duly organized and existing under the laws of France. PPR owns approximately 49.9% of the Company's outstanding common stock.

         5. Defendant Peter J. Canzone is President, Chief Executive Officer and Chairman of the Board of the Company.

         6. Defendant Serge Weinberg is a director of the Company. He is also Chairman and Chief Executive Officer of PPR.

         7. Defendant Hartmut Kramer is a director of the Company. He is also Chairman and Chief Executive Officer of La Redoute S.A., an affiliate of PPR.

         8. Defendant Johannes Loning is a director of the Company. He is also Vice-President in charge of Corporate Development of La Redoute S.A.

         9. Defendant Antoine Metzger is a director of the Company. He is also Vice-President in charge of Corporate Development of La Redoute S.A.

         10. Defendant Richard Simonin is a director of the Company. He is also Chairman and Chief Executive Officer of S.A. Redoute France, an affiliate of PPR.

         11. Defendants Judith Campbell, William C. Johnson, and Peter M. Starrett are directors of Brylane.

         12. The defendants are in a fiduciary relationship with plaintiff and the other public stockholders of Brylane and owe them the highest obligations of good faith and fair dealing.

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                            CLASS ACTION ALLEGATIONS


         13. Plaintiff brings this action on her own behalf and as a class action, pursuant to Court of Chancery Rule 23, on behalf of all Brylane stockholders (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein.

         14. This action is properly maintainable as a class action.

         15. The class is so numerous that joinder of all Class members is impracticable. There are approximately 9 million shares of Brylane common stock held by hundreds of shareholders other than PPR.

         16. There are questions of law and fact which are common to the Class including, inter alia, the following:

         (a) whether defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the members of the Class; and

         (b) whether plaintiff and the other members of the Class will be damaged irreparably by the wrongs complained of.

         17. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff will fairly and adequately represent the Class.

         18. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual


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members of the Class and establish incompatible standards of conduct for the party opposing the Class.

         19. Defendants have acted and are about to act on grounds generally applicable to the Class, thereby making appropriate final injunctive relief with respect to the Class as a whole.

                            SUBSTANTIVE ALLEGATIONS

         20. On December 2, 1998, it was announced that PPR offered to acquire all of the outstanding shares of Brylane, it does not already own, for $20.00 per share or about $172.5 million in the aggregate.

         21. Brylane's stock has traded as high as $61.00 per share in the last year, and hit its low of 10-11/16 on November 20, 1998. On December 1, it closed at 16-7/8.

         22. The consideration to be paid to Class members in the transaction is unfair and inadequate because, among other things, the intrinsic value of Brylane's common stock is materially in excess of the amount offered for those securities in the proposed acquisition given the stock's current trading price and the Company's prospects for future growth and earnings.

         23. PPR timed its offer to take advantage of the decline in the market price of Brylane's stock. The offer has the effect of capping the market for Brylane's stock to facilitate PPR's plan to obtain the public interest in Brylane as cheaply as possible.

         24. PPR has breached its duty of loyalty to Brylane's public stockholders by using its control of Brylane to seek to force plaintiff and the Class to sell their equity interest in Brylane at an unfair price. The individual defendants have material conflicts of interest,



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being aligned with or beholden to PPR, and cannot be expected to protect the
Class from PPR's overreaching.

         25. The terms of the transaction are unfair to the Class, and the unfairness is compounded by the gross disparity between the knowledge and information possessed by PPR by virtue of its control of Brylane and that possessed by Brylane's public shareholders. PPR's scheme and intent is to take advantage of this disparity and to induce the Class to relinquish their shares in the acquisition at an unfair price on the basis of incomplete or inadequate information.

         26. Plaintiff has no adequate remedy at law.

         WHEREFORE, plaintiff demands judgment as follows:

         A. declaring this to be a proper class action;

         B. enjoining, preliminarily and permanently, the transaction complained of;

         C. to the extent, if any, that the transaction complained of is consummated prior to the entry of this Court's final judgment, rescinding the same or awarding rescissory damages to the Class;

         D. directing that defendants account to plaintiff and the Class for all damages caused to them and account for all profits and any special benefits obtained by defendants as a result of their unlawful conduct;

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         E. awarding to plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiff's attorney and experts; and

         F. granting such other and further relief as the Court deems appropriate.

                                             ROSENTHAL, MONHAIT, GROSS
                                               & GODDESS, P.A.


                                             By: /s/
                                                -------------------------------
                                                Suite 1401, Mellon Bank Center
                                                P. O. Box 1070
                                                Wilmington, Delaware 19899
                                                (302) 656-4433
                                                Attorneys for Plaintiff

OF COUNSEL:

ABBEY, GARDY & SQUITIERI, LLP
212 East 39th Street
New York, NY  10016
(212) 889-3700


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